EXHIBIT 12.1
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Six Months
	Ended
	September 30,		Year Ended		Year Ended		Year Ended	Year Ended		Year Ended
	2005		March 31,		March 31,		March 31,	March 31,		March 31,
	(Unaudited)		2005		2004		2003	2002		2001
Consolidated pretax income (loss) from continuing operations	$(6,550)		(27,352)		(16,944)		2,223	(2,948)		20,129

Net amortization of debt issuance expense	1,483		2,487		2,191		1,626	1,420		1,389

Interest expense	17,080		31,600		31,984		27,048	28,553		31,653

Interest portion of rental expense	712		1,423		1,442		1,507	1,579		1,766

Earnings	$12,725		8,158		18,673		32,404	28,604		54,937

Interest expense	$17,080		31,600		31,984		27,048	28,553		31,653

Net amortization of debt issuance expense	1,483		2,487		2,191		1,626	1,420		1,389

Interest portion of rental expense	712		1,423		1,442		1,507	1,579		1,766

Fixed Charges	$19,275		35,510		35,617		30,181	31,552		34,808

Ratio of Earnings to Fixed Charges	(a	)	(a	)	(a	)	1.07x	(a	)	1.58x

(a)	The deficiency of earnings required to cover fixed charges for the six months ended September 30, 2005 and the fiscal years ended March 31, 2005, 2004 and 2002 was $6,550, $27,352, $16,944 and $2,948, respectively. The deficiency of earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes and discontinued operations from fixed charges. Fixed charges consist of interest expense, net amortization of debt issuance expense, and that portion of operating lease rental expense which we deem to be representative of interest. The deficiency of earnings required to cover fixed charges includes depreciation of property, plant and equipment, amortization of goodwill (in fiscal years ended March 31, 2002 and 2001) and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):

	Six Months
	Ended	Fiscal Year Ended
	September 30,	March 31,
	2005	2005	2004	2002
Depreciation	$9,717	22,594	23,587	26,209
Amortization	144	457	675	4,175
Non-cash charges (benefit)	(180)	1,768	3,753	4,723

Total	$9,681	24,819	28,015	35,107

33